Exhibit (r)(2)

Private Wealth Group, LLC Code of Ethics

Current issue:	April 2025
Availability:	Policies sites
Approved:	Board of Directors (NTC & PWA/DTC)
Approval date:	April 23, 2025
Next review:	April 2026

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Table of contents

1.0	Summary			3
2.0	Intent			3
3.0	Audience and scope			3
4.0	Definitions			3
5.0	Policy Requirements			5
	5.1.	Limits on Personal Investing		5
		5.1.1.	Pre-clearance of Personal Security Transactions:	5
		5.1.2.	Prohibition of Short-Term Trading Profits	6
		5.1.3.	Excessive Trading in Funds	6
		5.1.4.	CIBC Securities	6
		5.1.5.	Initial Public Offerings	6
		5.1.6.	Prohibition of Short Position	6
		5.1.7.	Restricted List Securities	6
		5.1.8.	Other Criteria Considered in Pre-clearance	7
	5.2.	Reporting Requirements		7
		5.2.1.	Initial Holdings Report	7
		5.2.2.	Quarterly Transactions Report	7
		5.2.3.	Annual Holdings Report	8
		5.2.4.	Brokerage Accounts	8
		5.2.5.	Discretionary Managed Accounts	8
		5.2.6.	Donor Advised Funds	8
		5.2.7.	Annual Certification of Compliance	8
		5.2.8.	Gifts and Entertainment	9
		5.2.9.	Outside Business Activities	9
		5.2.10.	Administration of the Code of Ethics	9
	5.3.	Penalties		9
	5.4.	Exceptions to the Code		10
6.0	Monitoring and Oversight			10
7.0	Roles and Responsibilities			10
8.0	Maintenance and review			10
9.0	Related materials			11
	Code of Ethics Contact			11

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1.0	Summary

CIBC Private Wealth Group, LLC, consisting of CIBC Private Wealth Advisors, Inc. (a registered investment adviser), CIBC National Trust Company (a limited-purpose national trust company) and CIBC Delaware Trust Company (a Delaware limited-purpose trust company) (collectively, "CIBC PW”) has a fiduciary relationship with respect to each Client it services. The interests of Clients and of the shareholders of its registered investment companies and private investment funds (collectively “the Funds”) take precedence over the personal interests of CIBC PW and its Covered Persons. CIBC PW has adopted this Code of Ethics pursuant to the provisions under Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.

2.0	Intent

The following fiduciary principles govern the obligations of Covered Persons:

•	the interests of Clients and shareholders of the Funds must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility.

This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of the Funds.

3.0	Audience and scope

All CIBC PW Employees are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Employees shall promptly report any violation of laws or regulations or any provision of this Code of which they become aware to CIBC PW’s Chief Compliance Officer (“CCO”) or his designee.

This Code of Ethics (the “Code”) applies to Covered Persons, which includes all Employees of CIBC PW and their Household Members (see Section III for definitions of both terms).

4.0	Definitions

For purposes of this Policy, the following terms have the following meanings ascribed to them:

•	“Affiliated Funds” generally includes all mutual funds advised or sub-advised by CIBC PW or one of its affiliates.

•	“Automatic Investment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

•	“Beneficial Ownership” means to have an economic interest in an account through either ownership or control (e.g., investment decision, voting, power of attorney), including those owned by Household Members.

•	“Client” means any account for which CIBC PW is the investment manager.

•	“Covered Person” means any CIBC PW Employee and their Household Members (excluding roommates).

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•	“Covered Security” means anything that is considered a “security” under the Securities Act of 1933.

Covered securities include equities and equity-related securities, such as common stocks, preferred stocks, options on stocks, shares of closed-end investment companies, exchange-traded funds, affiliated open-end investment companies, convertible or participating debentures or notes, various derivative and corporate and municipal bonds and notes. Covered Securities also include debt instruments. This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

•	options on securities;

•	shares of exchanged-traded funds;

•	investments in foreign registered unit trusts and foreign registered mutual funds;

•	limited partnership investments in private investment funds, hedge funds and investment clubs this includes CIBC PW sponsored funds.

The following are not considered Covered Securities:

•	Direct obligations of the Government of the United States or its agencies;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high- quality short-term debt instruments, including repurchase agreements;

•	Any open-end mutual fund, except for Affiliated Funds;

•	Cryptocurrencies, virtual currencies, ICOs, and tokens.

•	“Employee” means any director, officer, full or part-time employee. This also includes any contingent worker, consultant, or contractor, of CIBC PW or any CIBC PW affiliate, who in connection with their duties, obtains or has access to any information concerning investment recommendations being made by any CIBC PW entity to any of its Clients.

•	“Investment Personnel” means any Employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client.

•	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the ’34 Act.

•	“Household Members” include:

•	Your spouse or domestic partner (unless he/she does not live in the same household as you and you do not contribute in any way to his/her support).

•	Any of these people who live in your household: your children, stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons in-law, daughters-in-law, brothers-in- law and sisters-in-law, including adoptive relationships.

•	Children whom the employee materially supports who may reside on a collage campus.

•	“Private Placement” means any private securities transaction or any other securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission.

•	“Restricted List Securities” means the list of securities that are provided to CIBC PW Compliance by CIBC or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons.

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5.0	Policy Requirements

5.1.	Limits on Personal Investing

5.1.1.	Pre-clearance of Personal Security Transactions:

All Covered Persons must pre-clear all personal security transactions involving Covered Securities with CIBC PW Compliance using the STAR Compliance system. Transactions made through an Automatic Investment Plan must receive pre-clearance for the initial investments. Employees must provide written direction to PW Compliance advising that the purchase is part of an automatic investment plan.

Transactions in Affiliated Funds that are held in external brokerage accounts MUST be pre-cleared through the STAR Compliance system. Please refer to Section IV.(e) for guidelines on CIBC securities.

Charitable contributions of Covered Securities must be pre-cleared.

Private Placements, including the CIBC PW sponsored funds, must be pre-cleared through the My Compliance Office ("MCO") system.

If you are unclear about whether a proposed transaction involves a Covered Security, contact CIBC PW Compliance via email at Mailbox.CIBCPWMCodeofEthics@cibc.com prior to executing the transaction.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of trading day such approval is good through the next trading day. The STAR Compliance system will review personal trade requests from Covered Persons based on the following considerations:

•	Blackout Period. Covered Persons may not buy or sell a Covered Security within two trading days after a Client trades in that security or when there is a Client order in that security currently with the trading desk. For example, if a Client trades on a Monday, Covered Persons may not be cleared to trade until Thursday.

Blackout Period Exceptions: If the Covered Person does not have knowledge of trading activity, CIBC PW Compliance will apply the following exceptions during the pre-clearance process.

•	Equity de minimis exception: Within any rolling 30-day period, a Covered Person may trade:

•	Up to 2,000 shares of a security with a market capitalization of $1-$5 billion.

•	Up to 4,000 shares of a security with a market capitalization of $5-$25 billion.

•	Up to 6,000 shares of a security with a market capitalization of >$25 billion.

•	Fixed income de minimis exception: Within any rolling 30-day period, a Covered Person may trade up to $100,000 of par value of any fixed income security.

•	Exchange Traded Funds (“ETFs”) exception: Within any rolling 30-day period, a Covered Person may trade:

•	Up to 2,000 shares of any of the ETFs NOT listed on the approved-ETF list (Exhibit A) or on the approved broad-market ETF list (Exhibit B).

•	Up to 5,000 shares of ETFs listed on Exhibit A.

•	Unlimited shares of ETFs listed in Exhibit B.

•	Barclays ETN+ Select MLP ETN (ATMP) exception: Within any rolling 30-day period, a Covered Person may trade up to 5,000 shares of ATMP.

•	ALPS Clean Energy ETF (ACES) exception: Within any rolling 30-day period, a Covered Person may trade up to 5,000 shares of ACES.

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•	Blackout Period Exceptions still require pre-clearance prior to transacting in the security.

•	Investment Personnel. Investment Personnel may not buy or sell a Covered Security within three trading days before or after a Client trades in that security or when there is a Client order in that security currently with the trading desk. The Blackout Period exceptions above do not apply to Investment Personnel with respect to trades initiated by the investment team at a strategy wide level in the strategies they manage.

The STAR Compliance system will confirm that there is no activity currently on the trading desk in the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no Client transactions for the requested security. The system will notify the Covered Person of the approval or denial of the proposed personal transaction.

5.1.2.	Prohibition of Short-Term Trading Profits

Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days at a profit. If a Covered Person trades a Covered Security within the 60-day time frame, any profit from the trade will be disgorged to CIBC Private Wealth Advisors, Inc., which will then donate to a charity of its choice. Additional sanctions may also be imposed on the Covered Person.

5.1.3.	Excessive Trading in Funds

Employees are prohibited from engaging in excessive short-term trading of any mutual fund advised or sub- advised by CIBC PW or its affiliates and are subject to various limitations as indicated in the respective prospectus and other fund disclosure documents.

5.1.4.	CIBC Securities

•	No Employee may affect short sales of CIBC securities.

•	No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the CIBC securities, on an exchange or any other organized market.

•	For all Covered Persons, transactions, including transfers by gift, in CIBC securities are subject to pre-clearance regardless of the size of the transaction.

•	Certain Covered Persons are only permitted to trade CIBC securities during open window periods each quarter (see Section 4.1 of the US Insider Trading Policy).

•	Holdings of CIBC securities in Covered Persons accounts are subject to the reporting requirements specified in this Code.

5.1.5.	Initial Public Offerings

Covered Persons are prohibited from acquiring any security in an Initial Public Offering.

Exceptions will only be granted in unusual circumstances and must be approved by the CIBC PW CCO and the Chief Investment Officer.

5.1.6.	Prohibition of Short Position

Covered Persons are prohibited from selling short or buying put options (to open) in Covered Securities. However, hedging transactions are allowed where a long position is already established (i.e., shorts against the box or buying protected put options).

5.1.7.	Restricted List Securities

Employees requesting pre-clearance to buy or sell a security may be restricted from executing the trade if the security is on the Restricted List because of potential conflicts of interest.

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5.1.8.	Other Criteria Considered in Pre-clearance

Even after adhering to the requirements specified throughout this section, CIBC PW Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a personal securities transaction in its sole discretion without being required to specify any reason for the refusal.

5.2.	Reporting Requirements

5.2.1.	Initial Holdings Report

Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting the following information into the STAR Compliance system (the information must be current within 45 days of the date the person becomes a Covered Person):

•	A list of all Covered Security holdings, including the name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership;

•	The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

•	The date that the report is submitted by the Covered Person.

5.2.2.	Quarterly Transactions Report

All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in Covered Security in which a Covered Person has a direct or indirect Beneficial Interest. Emails generated by the Star Compliance system will be sent to all covered persons as needed until the quarterly requirements are fulfilled. This includes any Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by CIBC or its affiliates:

•	The date of all transactions in that quarter, the security name, the number of shares(for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The nature of the transaction (buy, sell, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted to CIBC PW Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the Report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan, Dividend Reinvestment Plan or similar plans in the quarterly transaction report.

Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by CIBC or its affiliates). The report shall include:

•	The date the account was established;

•	The name of the broker-dealer or bank;

•	The account number and name; and

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•	The date that the report is submitted to CIBC PW Compliance.

CIBC PW Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

5.2.3.	Annual Holdings Report

All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to CIBC PW Compliance:

•	The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;

•	The name of the broker-dealer or bank with or through which the security is held;

•	The date that the report is submitted by the Covered Person to CIBC PW Compliance.

5.2.4.	Brokerage Accounts

Covered Persons may only open brokerage accounts with broker-dealers that provide electronic feeds of confirmations and monthly statements to the STAR Compliance system (Approved Broker List).

Exceptions to this requirement will be limited and made by the CIBC PW CCO.

Any account held by a Covered Person that has the ability to hold Covered Securities must be reported.

5.2.5.	Discretionary Managed Accounts

In order to establish a Discretionary Managed Account (Professionally Managed Account), you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Subject to the provisions of this Code, Employees who maintain Discretionary Managed Accounts may invest in or own the same securities as those acquired or sold by CIBC PW for its Clients.

Covered Persons must receive approval from CIBC PW Compliance by completing the Discretionary Account Pre-Clearance Form found here.

5.2.6.	Donor Advised Funds

Covered Persons must receive approval from CIBC PW Compliance by completing the Donor-Advised Pre- Clearance Form. Any donations of securities in-kind to a charity need to be precleared from the DAF that currently holds the position as a sell preclearance, noting the charitable purpose in the memo field.

5.2.7.	Annual Certification of Compliance

All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

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5.2.8.	Gifts and Entertainment

All Covered Persons are subject to the Anti-Bribery and Anti-Corruption Policy. Any Gifts given to or received are required to be disclosed in the MCO system.

5.2.9.	Outside Business Activities

All Covered Persons must obtain the prior approval of his/her department head and CIBC PW Compliance for an outside activity, a private investment or a position of trust via MCO. Private Placements, including the CIBC PW sponsored funds, must also be pre-cleared through MCO. .

5.2.10.	Administration of the Code of Ethics

CIBC PW will use reasonable due diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, CIBC PW will furnish to the Board, or such committee as it may designate, a written report that:

•	Describes significant issues arising under the Code since the last report to the Board, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	Certifies that CIBC PW has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

5.3.	Penalties

If a Covered Person appears to have violated any provision of the Code, CIBC PW Compliance will review the matter with the Employee in order to assess whether the Covered Person has violated the Code. Certain violations determined to be material may subject a Covered Person to more severe penalties. Materiality is subjective and a determination of such generally involves professional judgment when evaluating the nature of a specific incident. Factors that may determine materiality include, but are not limited to, frequency, intent, magnitude, customer harm/impact, violation of law or regulation, or pattern of behavior. Examples of material violations may include but are not limited to the following factors:

•	Preclearance requests which were denied but transacted nonetheless;

•	Patterns of failure to request preclearance of Covered Securities;

•	Consistently failing to complete certifications accurately or in a timely manner; or

•	Investment Personnel trading ahead of their strategy (outside of the Blackout Period).

Code of Ethics violations by Covered Persons are tracked by CIBC PW Compliance on a rolling 12-month basis. Violations of the Code will be addressed as detailed below and will be tracked and reported to the US Compliance Committee on a quarterly basis. The CCO will report material violations:

1.	promptly reported by the CIBC PW CCO or his designee to the PW Chief Executive Officer, President, and the US Chief Compliance Officer to ensure timely and appropriate action is taken, and

2.	reported to the Private Wealth Oversight Committee on a quarterly basis.

Assuming there are no material violations, in the event of non-material violations, PW Compliance will follow the following course of action, but the CCO reserves the right to recommend in certain instances to modify or add additional sanctions if the situation warrants.

•	1st violation:

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•	CIBC PW Compliance will email the Employee and copy the Employee’s manager to inform the Employee of the violation, to require the Employee to recertify to the Code, and to warn the Employee that a subsequent violation will result in mandatory Code of Ethics training session with CIBC PW Compliance.

•	2nd violation:

•	The Employee must attend a mandatory Code of Ethics training session with CIBC PW Compliance.

•	Material or any subsequent violation:

•	CIBC PW Compliance will schedule a call with the PW Chief Executive Officer, President, Chief Investment Officer, and CIBC PW CCO to assess the violation history to determine the appropriate sanction, which may include suspension of trading activity, or termination of employment.

•	CIBC PW Compliance will then issue a 3rd violation letter to the Employee, including their manager, the PW Chief Executive Officer, President, CIBC PW CCO, Human Resources, and US Ethics and Conduct Risk Director formalizing the sanction.

Where a Covered Person failed to obtain pre-clearance, and the trade was in conflict with client trading, the Covered Person may also be required to reverse their trade. Any associated gain will be disgorged to a charity of CIBC PW’s choice and additional sanctions may be imposed.

5.4.	Exceptions to the Code

CIBC PW’s CCO may grant an exception to any provision in this Code and will report all such exceptions at the next Board meeting.

6.0	Monitoring and Oversight

CIBC PW Compliance will be responsible for reviewing the Code to make recommendations for updates as a result of any regulatory changes. All recommended changes will be reviewed and approved by the Board of Directors.

7.0	Roles and Responsibilities

CIBC PW Compliance will administer the Code, review all covered persons’ transactions subject to the Code and report any violations of the Code as stipulated throughout this Policy.

8.0	Maintenance and review

This Code will be reviewed annually and will be revised as necessary by CIBC PW Compliance. The Board of Directors will review and approve the Code annually. If material changes are made to the Code during the year, these changes will also be reviewed by the Board of Directors and all Covered Persons must certify within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

The next annual review will take place in April 2026.

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9.0	Related materials

All Employees are subject to the policies referenced in the CIBC PWG Policy Manual (found here) and must abide by all of the requirements set forth. In instances where there is a conflict between a minimum standard or threshold established by a CIBC policy and the standard or threshold established by a CIBC PW policy, including this Code, the latter shall supersede.

•	Outside Activity or Investment Approval Request Form

•	Approved ETF Lists

•	US Region Insider Trading Policy

•	Donor-Advised Pre-clearance Form

Code of Ethics Contact

Mailbox.CIBCPWMCodeofEthics@cibc.com

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